Negotiable Promissory Note

$18,000,000.00	2/26/03
Principal Amount of Note	Date

For value received, the undersigned (hereinafter referred to as "Maker"), promises to pay to the order of The CIT Group/Equipment Financing, Inc. ("CIT") located at 1540 W. Fountainhead Parkway Tempe, AZ 85285 the total principal sum of Eighteen Million and 00/100 ($18,000,000.00) Dollars in:

(A) 60 principal payments of One Hundred Twenty thousand and 00/100 ($120,000.00) Dollars each, commencing on 3/28/2004, and a like sum on a like date each month thereafter until fully paid, provided, however, that the final payment is in the amount of the then unpaid balance, plus interest before maturity as noted below.

Interest before maturity shall be at two point two five (2.25%) percent in excess of the Governing rate, payable monthly commencing on 3/28/2003 on the unpaid principal balance, but in no event greater than the highest rate permitted by relevant law in effect from time-to-time during the term of this Note even if this Note shall state a minimum rate of interest. Interest shall be computed on the basis of a year of 360 days. Any change in interest based on a change in the Governing rate shall take effect on the first day of each month (“Adjustment Date”).

“Governing rate” shall mean a rate equal to the “LIBOR Rate.” “LIBOR Rate” shall mean the rate as of two (2) business days prior to the Adjustment Date for deposits in U.S. Dollars for a period of Thirty (30) days which appears in The Wall Street Journal. If such rate does not appear in The Wall Street Journal for a period more than five (5) London Banking Days, the LIBOR Rate shall be determined from such source as Secured Party shall determine. “London Banking Day” shall mean any day on which banks are open for business (including dealings in foreign exchange and foreign currency) in London.

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Any payment not made when due shall, at the option of the holder, bear late charges thereon calculated at the highest rate of 1 1/2% per month but in no event greater than the highest rate permitted by relevant law. The Maker shall be responsible for and pay to the holder a returned check fee, not to exceed the maximum permitted by law, which fee will be equal to the sum of (i) the actual bank charges incurred by the holder plus (ii) all other actual costs and expenses incurred by the holder. The returned check fee is payable upon demand as indebtedness secured by this note. The Maker agrees to pay all reasonable attorneys’ fees (at least 15% of the unpaid balance if not prohibited by law), incurred by the holder in enforcing its rights under this note. Except as otherwise specifically provided herein or by applicable law, the Maker shall have no right to prepay this note. If any payment is not made when due, or if there is a default by Maker under any present or future agreement with CIT, all remaining payments shall, at the option of the holder, without notice, become immediately due and payable, and the unpaid principal balance shall bear interest at the same rate as before maturity until paid in full. The Maker, any endorsers, guarantors and any other persons obligated hereon:

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(a)	agree that the holder may grant to any one or more of them extensions of the time for payment of this note and/or the maturity of any payment or payments, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof;

(b)	waive presentation for payment, demand for payment, notice of non-payment or dishonor, protest and notice of protest, and notice of the holder’s election to accelerate the unpaid balance of all remaining payments; and

(c)	agree that the failure or delay to perfect or continue the perfection of any security interest in any property which secures the obligations of the Maker or any endorser, guarantor or other person obligated hereon, or to protect the property covered by such security interest, shall not release or discharge them or any of them.

If at any time this transaction would be usurious under applicable law, then, regardless of any provision of this note or any agreement between the holder and the Maker made in connection with, or as security for, the payment hereof, it is agreed that:

(a)	the total of all consideration which constitutes interest under applicable law that is contracted for, charged or received upon this note or any such other agreements shall under no circumstances exceed the maximum rate of interest authorized by applicable law and any excess shall be credited on the note by the holder hereof or credited to the Maker; and

(b)	if the holder of this note elects to accelerate its maturity or, if permitted herein, the Maker prepays this note, any amounts which because of such action would constitute interest may never include more than the maximum rate of interest authorized by applicable law and any excess interest, if any, provided for in this note or otherwise, shall be credited to Maker automatically as of the date of acceleration or prepayment.

This Note is made and shall be construed under the laws of the State of Arizona.

All exemptions and homestead laws and all rights thereunder are hereby waived to the extent permitted by law. Maker waives any right to a trial by jury in any action or proceeding with respect to, in connection with, or arising out of this note. The undersigned, if more than one, shall be jointly and severally liable hereunder and all provisions hereof shall apply to each of them.

The adjustment date is the 1st day of each calendar month

Coast Hotels and Casinos, Inc.
Name of individual, corporation or partnership

By	/s/ Gage Parrish	Title	VP/CFO
If corporation, have signed by President, Vice President or Treasurer, and give official title. If owner or partner, state which.[2]

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